Exhibit 99.1

AV Homes Reports Results for First Quarter 2016

First Quarter 2016 Highlights - as compared to the prior year first quarter (unless otherwise noted)

•	Net income increased to $0.8 million, or $0.04 per diluted share, compared to a net loss of ($5.0) million, or ($0.23) per diluted share
•	Total revenue increased 111% to $124.1 million
•	Homebuilding revenue increased 127% to $121.2 million
•	Closings increased by 215 units to 428 units
•	Average selling price for closed homes increased 13% to $283,000 per home
•	Net new order value increased 61% to $209.9 million on a 41% increase in units
•	Backlog value increased 103% to $334.8 million on 1,053 units
•	Selling communities increased to 60 from 36 and communities with closings increased to 58 from 30

Scottsdale, AZ (April 28, 2016) – AV Homes, Inc. (Nasdaq: AVHI), a developer and builder of active adult and primary residential communities in Florida, Arizona and the Carolinas, today announced results for its first quarter ended March 31, 2016. Total revenue for the first quarter of 2016 increased 111% to $124.1 million from $58.8 million in the first quarter of 2015.  Net income and diluted earnings per share increased to $0.8 million and $0.04 per share, respectively, compared to a net loss of ($5.0) million and ($0.23) per share in the first quarter of 2015.  Results from the first quarter of 2016 include the contribution from our acquisition of Bonterra Builders, which closed on July 1, 2015.

Roger A. Cregg, President and Chief Executive Officer, commented, "AV Homes has continued its positive momentum of producing profitable growth with a strong start to 2016.  Homebuilding revenue increased 127% in the quarter, driven by a doubling of the number of homes closed and increases in our average selling price.”  Mr. Cregg continued, “Our revenue growth and improving margins, combined with our strong first quarter sales and backlog reflect the favorable market positions and execution of our business plan.”

The increase in total revenue for the first quarter of 2016 compared to the prior year period included a 127% increase in homebuilding revenue to $121.2 million.  The increase in homebuilding revenue was driven by the acquisition of Bonterra Builders, volume increases due to a greater number of communities with closings in each of our existing markets, and higher average selling prices due to price increases and improvements in the mix of homes sold.  During the first quarter of 2016, the Company closed 428 homes, a 101% increase from the 213 homes closed during the first quarter of 2015, and the average unit price per closing improved 13% to approximately $283,000 from approximately $250,000 in the first quarter of 2015.

Homebuilding gross margin improved to 18.3% in the first quarter of 2016 from 16.4% in the first quarter of 2015.  Homebuilding gross margin is inclusive of the impact associated with the expensing of previously capitalized interest of 2.6% and 2.3% in the 2016 and 2015 periods, respectively.  Gross margins increased in each of our geographic segments, primarily due to selective price increases, certain cost reduction measures and changes in the mix of communities due to both organic and acquisition growth.

Homebuilding SG&A expense as a percentage of homebuilding revenue was 13.4% in the first quarter of 2016 compared to 18.2% in the first quarter of 2015.  The improvement was primarily due to the increased scale of the business which allows us to leverage the cost base, particularly in the Carolinas with the acquisition of Bonterra Builders.  Corporate general and administrative expenses as a percentage of homebuilding revenue improved to 3.3% in the first quarter of 2016 from 6.2% in the same period a year ago driven by the continued achievement of favorable cost leverage by effectively managing costs while growing the revenue of the business.

The number of new housing contracts signed, net of cancellations, during the three months ended March 31, 2016 increased 41% to 682, compared to 485 units during the same period in 2015.  The increase in housing contracts was primarily attributable to the increase in selling communities to 60 from 36 as a result of both acquisition and organic growth.  The average sales price on contracts signed in the first quarter of 2016 increased 15% to approximately $308,000 from approximately $269,000 in the first quarter of 2015.  The aggregate dollar value of the contracts signed during the first quarter increased 61% to $209.9 million, compared to $130.5 million during the same period one year ago.  The backlog value of homes under contract but not yet closed at March 31, 2016 increased 103% to $334.8 million on 1,053 units, compared to $164.7 million on 603 units at March 31, 2015.

Beginning with the quarter ended March 31, 2016, the selling, general and administrative expenses related to homebuilding previously included in our “Homebuilding Expenses” line item on the Statement of Operations have been combined with corporate general and administrative expenses and reclassified into a separate new line item called "Selling, general and administrative expenses" to enhance the visibility to our core homebuilding operations and conform with standard industry presentation.

The Company will hold a conference call and webcast on Friday, April 29, 2016 to discuss its first quarter financial results.  The conference call will begin at 8:30 a.m. EDT.  The conference call can be accessed live over the telephone by dialing (877) 643-7158 or for international callers by dialing (914) 495-8565; please dial-in 10 minutes before the start of the call. A replay will be available on April 29, 2016 beginning at 11:30 a.m. and can be accessed by dialing (855) 859-2056 or for international callers by dialing (404) 537-3406; the conference ID is 93630887. The telephonic replay will be available until May 6, 2016. The webcast, which can be accessed by going to the Investor Relations section of AV Homes’ website at www.avhomesinc.com, is accompanied by an Investor Presentation.  A replay of the original webcast will be available shortly after the call.

AV Homes, Inc. is engaged in homebuilding and community development in Florida, Arizona and the Carolinas. Its principal operations are conducted in the greater Orlando, Jacksonville, Phoenix, Charlotte and Raleigh markets. The Company builds communities that serve both active adults (55 years and older) as well as people of all ages. AV Homes common shares trade on NASDAQ under the symbol AVHI. For more information, visit www.avhomesinc.com.

This news release, the conference call, webcast and other related items contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward looking statements, involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others: the cyclical nature of the homebuilding industry and its dependence on broader economic conditions; availability and suitability of undeveloped land and improved lots; ability to develop communities within expected timeframes; increases in interest rates and availability of mortgage financing; our ability to access sufficient capital; our ability to generate sufficient cash to service our indebtedness and potential need for additional financing; terms of our financing documents that may restrict our operations and corporate actions; fluctuations in interest rates; our ability to purchase outstanding notes upon certain fundamental changes; our ability to obtain letters of credit and surety bonds; cancellations of home sale orders; competition for home buyers, properties, financing, raw materials and skilled labor; declines in home prices in our primary regions; inflation affecting homebuilding costs or deflation affecting declines in spending and borrowing levels; the prices and supply of building materials and skilled labor; the availability and skill of subcontractors; elimination or reduction of tax benefits associated with home ownership; warranty and construction defect claims; health and safety incidents in homebuilding activities; the seasonal nature of our business; impacts of weather conditions and natural disasters; resource shortages and rate fluctuations; value and costs related to our land and lot inventory; overall market supply and demand for new homes; our ability to recover our costs in the event of reduced home sales; conflicts of interest involving our largest stockholder; contractual restrictions under a stockholders agreement with our largest stockholder; dependence on our senior management; effect of our expansion efforts on our cash flows and profitability; effects of government regulation of development and homebuilding projects; raising healthcare costs; development liabilities that may impose payment obligations on us; our ability to realize our deferred income tax asset; costs of environmental compliance; impact of environmental changes; dependence on digital technologies and potential interruptions; future sales or dilution of our equity; impairment of intangible assets; and other factors described in our most recent Annual Report on Form 10-K for and our other filings with the Securities and Exchange Commission, which filings are available on www.sec.gov.  Forward-looking statements are based on the expectations, estimates, or projections of management as of the date of this news release, the conference call, the Investor Presentation and the webcast. AV Homes disclaims any intention or obligation to update or revise any forward-looking statements to reflect subsequent events and circumstances, except to the extent required by applicable law.

Investor Contact:

Mike Burnett

EVP, Chief Financial Officer

480-214-7408

m.burnett@avhomesinc.com

AV HOMES, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands)

	March 31,	December 31,
	2016	2015
Assets	(unaudited)
Cash and cash equivalents	$15,574	$46,898
Restricted cash	1,283	26,948
Land and other inventories	629,780	582,531
Receivables	10,161	7,178
Property and equipment, net	34,496	34,973
Investments in unconsolidated entities	1,187	1,172
Prepaid expenses and other assets	11,241	17,144
Goodwill	19,295	19,295
Total assets	$723,017	$736,139

Liabilities and Stockholders' Equity

Liabilities
Accounts payable	$34,768	$33,606
Accrued and other liabilities	30,065	38,826
Customer deposits	12,922	8,629
Estimated development liability	32,512	32,551
Senior notes, net	309,454	320,846
Total liabilities	419,721	434,458

Stockholders' equity
Common stock, par value $1 per share	22,761	22,444
Additional paid-in capital	400,226	399,719
Accumulated deficit	(116,672)	(117,463)
	306,315	304,700
Treasury stock	(3,019)	(3,019)
Total stockholders’ equity	303,296	301,681
Total liabilities and stockholders' equity	$723,017	$736,139

AV HOMES, INC. AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Income (Loss)

(in thousands, except per share data)

(unaudited)

	Three Months Ended
	March 31,
	2016	2015
Revenues
Homebuilding	$121,233	$53,349
Amenity and other	2,782	2,777
Land sales	75	2,704
Total revenues	124,090	58,830

Expenses
Homebuilding cost of revenues	98,997	44,589
Amenity and other	2,586	2,383
Land sales	16	285
Total real estate expenses	101,599	47,257

Selling, general and administrative expenses	20,384	13,380
Interest income and other	(24)	(56)
Interest expense	1,272	3,257

Income (loss) before income taxes	859	(5,008)
Income tax expense	68	—
Net income (loss) and comprehensive income (loss)	$791	$(5,008)

Basic income (loss) per share	$0.04	$(0.23)
Diluted income (loss) per share	$0.04	$(0.23)

Note:  Selling, general and administrative expenses related to homebuilding previously included in Homebuilding expenses have been combined with corporate general and administrative expenses and reclassified into a separate new line item called "Selling, general and administrative expenses" to enhance the visibility to our core homebuilding operations and conform with standard industry presentation.  For the quarter ended March 31, 2015, selling, general and administrative costs of $9.7 million that were previously presented in Homebuilding expenses are now included in Selling, general and administrative expenses.

The following table provides a comparison of certain financial data related to our operations for the three months ended March 31, 2016 and 2015 (in thousands):

	Three Months
	2016	2015
Operating income (loss):
Florida
Revenues:
Homebuilding	$66,047	$41,906
Amenity and other	2,782	2,777
Land sales	75	2,704
Total revenues	68,904	47,387
Expenses:
Homebuilding cost of revenues	51,917	34,601
Homebuilding selling, general and administrative	9,208	6,588
Amenity and other	2,554	2,345
Land sales	16	285
Segment operating income	$5,209	$3,568

Arizona
Revenues:
Homebuilding	$21,674	$9,907
Total revenues	21,674	9,907
Expenses:
Homebuilding cost of revenues	18,546	8,613
Homebuilding selling, general and administrative	3,042	2,322
Amenity and other	32	38
Segment operating income (loss)	$54	$(1,066)

Carolinas
Revenues:
Homebuilding	$33,512	$1,536
Total revenues	33,512	1,536
Expenses:
Homebuilding cost of revenues	28,534	1,375
Homebuilding selling, general and administrative	4,047	816
Segment operating income (loss)	$931	$(655)

Operating income	$6,194	$1,847

Unallocated income (expenses):
Interest income and other	24	56
Corporate general and administrative expenses	(4,087)	(3,654)
Interest expense	(1,272)	(3,257)
Income (loss) before income taxes	859	(5,008)
Income tax expense	68	—
Net income (loss)	$791	$(5,008)

Data from closings for the Florida, Arizona and the Carolinas segments for the three months ended March 31, 2016 and 2015 is summarized as follows (dollars in thousands):

			Average
	Number		Price
For the three months ended March 31,	of Units	Revenues	Per Unit
2016
Florida	251	$66,047	$263
Arizona	81	21,674	268
Carolinas	96	33,512	349
Total	428	$121,233	283

2015
Florida	169	$41,906	$248
Arizona	39	9,907	254
Carolinas	5	1,536	307
Total	213	$53,349	250

Data from contracts signed for the Florida, Arizona and the Carolinas segments for the three months ended March 31, 2016 and 2015 is summarized as follows (dollars in thousands):

	Gross
	Number		Contracts		Average
	of Contracts		Signed, Net of	Dollar	Price Per
For the three months ended March 31,	Signed	Cancellations	Cancellations	Value	Unit
2016
Florida	444	(64)	380	$105,695	$278
Arizona	169	(41)	128	39,315	307
Carolinas	187	(13)	174	64,927	373
Total	800	(118)	682	$209,937	308

2015
Florida	423	(60)	363	$95,595	$263
Arizona	120	(12)	108	30,588	283
Carolinas	19	(5)	14	4,356	311
Total	562	(77)	485	$130,539	269

Backlog for the Florida, Arizona and the Carolinas segments as of March 31, 2016 and 2015 is summarized as follows (dollars in thousands):

			Average
	Number	Dollar	Price
As of March 31,	of Units	Volume	Per Unit
2016
Florida	545	$156,464	$287
Arizona	280	90,170	322
Carolinas	228	88,177	387
Total	1,053	$334,811	318

2015
Florida	467	$125,474	$269
Arizona	121	34,465	285
Carolinas	15	4,763	318
Total	603	$164,702	273